     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 1999

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             NUR MACROPRINTERS LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             ISRAEL                                         NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                              5 DAVID NAVON STREET
                             MOSHAV MAGSHIMIM 56910
                                     ISRAEL
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                       1995 FLEXIBLE STOCK INCENTIVE PLAN
                             1997 STOCK OPTION PLAN
                  1998 NON-EMPLOYEE DIRECTOR SHARE OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                            ------------------------
                              CT CORPORATION SYSTEM
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                           (NAME AND ADDRESS OF AGENT
                                  FOR SERVICE)

                                 (212) 246-5070
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:
                             RUBI FINKELSTEIN, ESQ.
                       ORRICK, HERRINGTON & SUTCLIFFE LLP
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                   (212) 506-5000 (PHONE) (212) 506-5151 (FAX)

                                                                   CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                AMOUNT              PROPOSED             PROPOSED            AMOUNT OF
                                                 TO BE          MAXIMUM OFFERING     MAXIMUM AGGREGATE      REGISTRATION
  TITLE OF SECURITIES TO BE REGISTERED       REGISTERED(1)       PRICE PER SHARE      OFFERING PRICE            FEE
----------------------------------------- -------------------- -------------------- -------------------- -------------------
Ordinary shares,
NIS 1.0 nominal value per share            1,144,961 shares        $10.75 (2)         $12,308,330 (2)        $3,249.40
----------------------------------------- -------------------- -------------------- -------------------- -------------------

Ordinary shares,                           1,805,039 shares             $0                   $0                   $0
NIS 1.0 nominal value per share(3)
----------------------------------------- -------------------- -------------------- -------------------- -------------------
----------------------------------------- -------------------- -------------------- -------------------- -------------------

Total ordinary shares,                     2,950,000 shares            --                   --               $3,249.40
NIS 1.0 nominal value per share(4)
----------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement covers the aggregate number of ordinary shares which may be sold upon the exercise of options which have been granted and may be granted under the plans described below. Pursuant to Rule 416, this Registration Statement shall also be deemed to cover an indeterminate number of additional shares of common stock in the event the number of outstanding shares of Nur Macroprinters Ltd. is increased by stock split, stock divided and/or similar transactions.

(2) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $10.75 per share, the average of the bid and ask price of the ordinary shares on the Nasdaq National Market on December 3, 1999.

(3) Pursuant to Rule 429, these 1,805,039 ordinary shares are being carried forward from a Registration Statement on Form F-1 (No. 333-66103) along with filing fees of $1,536.63 associated with such securities that were previously paid with the F-1 Registration Statement, as amended.

(4) Represents 500,000 ordinary shares under the 1995 Flexible Stock Incentive Plan, 2,200,000 ordinary shares under the 1997 Stock Option Plan and 250,000 ordinary shares under the 1998 Non-Employee Director Share Option Plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

         Nur Macroprinters Ltd. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the "Securities Act") to register its ordinary shares, issuable pursuant to Nur Macroprinters' 1995 Flexible Stock Incentive Plan, 1997 Stock Option Plan and 1998 Non-Employee Director Share Option Plan (collectively, the "Plans").

         Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form F-3 under the Securities Act and pursuant to under General Instruction C to Form S-8. The reoffer prospectus may be used for reoffers and resales resold on a continuous or delayed basis in the future of up to an aggregate of 2,950,000 ordinary shares which are issuable upon the exercise of options granted under the Plans which may constitute "control securities" and/or "restricted securities."

                                     PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) REOFFER PROSPECTUS

         Nur Macroprinters Ltd. will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. Nur Macroprinters does not need to file these documents with the Commission either as part of this Registration Statement or as reoffer prospectuses or reoffer prospectus supplements under Rule 424 of the Securities Act.

REOFFER PROSPECTUS

                                    1,076,872

                             NUR MACROPRINTERS LTD.

                                 ORDINARY SHARES

                              ---------------------

         The selling security holders identified in this reoffer prospectus are offering up to 1,076,872 of our ordinary shares. Our ordinary shares are traded on the Nasdaq National Market under the symbol "NURM." The last reported sale price for our ordinary shares on Nasdaq on December 9, 1999 was $11.75 per share.

         We will not receive any proceeds from the sale of ordinary shares by the selling security holders. We are not offering any ordinary shares for sale under this reoffer prospectus. See "Selling Security Holders" for a list of the selling security holders. See "Plan of Distribution" for a description of how the ordinary shares can be sold.

                                -----------------
         INVESTING IN OUR ORDINARY SHARES INCLUDES RISKS. FOR MORE INFORMATION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                                December 10, 1999

                                -----------------

                                TABLE OF CONTENTS

                                                                           PAGE
Available Information.......................................................2
Incorporated Documents......................................................3
The Company.................................................................4
Risk Factors................................................................6
Special Note Regarding Forward-Looking Statements..........................15
Use of Proceeds............................................................15
Selling Security Holders...................................................16
Plan of Distribution.......................................................18
Legal Matters..............................................................19
Experts....................................................................19
SEC Position on Indemnification for Securities Act Liabilities.............20

         You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. The ordinary shares are not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate after the date of such document.

                              AVAILABLE INFORMATION

         We are subject to the information reporting requirements of the Securities and Exchange Act of 1934 as a foreign private issuer as defined in Rule 3b-4 of the Exchange Act. In accordance with these reporting requirements, we will file reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of such web site is HTTP://WWW.SEC.GOV. You may also obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our ordinary shares are quoted on the Nasdaq National Market System, so our reports and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         We intend to furnish our security holders with annual reports containing additional financial statements and a report thereon by independent certified public accountants prior to each of our annual meetings.

                             INCORPORATED DOCUMENTS

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this reoffer prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this reoffer prospectus, except for any information superseded by this reoffer prospectus.

         The following documents are incorporated herein by reference:

         (a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 1998 as filed with the Commission on May 4, 1999;

         (b) Our Current Reports on Form 6-K filed with the Commission on January 27, 1999, February 26, 1999, March 2, 1999, April 27,
              1999, May 13, 1999, August 12, 1999 and November 5, 1999 (as
              amended on November 15, 1999); and

         (c) The description of our ordinary shares contained in the registration statements under the Exchange Act on Form 8-A as filed with the Commission on July 25, 1995 and September 15, 1995, and including any subsequent amendment or report filed for the purpose of updating such description.

         In addition, all documents we have filed or subsequently file under Sections 13(a), 13(c) and 15(d) of the Exchange Act, before the termination of this offering, are incorporated by reference.

         We will provide without charge to any person (including any beneficial owner) to whom this reoffer prospectus has been delivered, upon the oral or written request of such person a copy of any document incorporated by reference in the registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates), of which this reoffer prospectus forms a part. Such requests should be directed to Hilel Kremer, Chief Financial Officer, Nur Macroprinters Ltd., P.O. Box 8440, Moshav Magshimim 56910, Israel. Our telephone number at that location is 972-3-908-7676. Our corporate web site address is http:/www.nur.com. The information on our web site is not intended to be a part of this reoffer prospectus.

                                   THE COMPANY



INTRODUCTION

         Nur Macroprinters Ltd. is a world leader in the market for the sale of super wide and wide format digital printing systems. We develop, manufacture, sell and service digital color printers for the printing of large images such as billboards, posters, and banners. We also supply our customers with the inks, solvents and print substrates for use with our printers.

         On October 6, 1995, we completed our initial public offering and our shares are listed on the Nasdaq National Market under the symbol NURM. There is no non-United States trading market for our shares.

OUR PRODUCTS

         Our printers allow customers to print large color images on demand, generally in substantially less time, with less labor, and at a lower cost than traditional methods of printing.

         One of our principal products is the Blueboard printer, a second generation of super wide format printer introduced in early 1997. The Blueboard printer can print in variable widths from 0.9 to 5 meters (approximately 3 to 16.4 feet). The Blueboard printer is based on our own continuous ink-jet digital printing technology and is designed to improve quality and ease of use.

         In April 1998, we introduced a faster version of the Blueboard printer, the Blueboard 2, in response to demand from our customers for increased productivity. The Blueboard 2 is now also one of our main products. In February 1999, we introduced the Blueboard HiQ, which produces higher quality prints with higher resolution than the Blueboard and the Blueboard 2 printers.

         In February 1999 we introduced the NUR Fresco, a new printing system, which is in beta testing, targeted at the wide format (widths of up to 1.8 meters (6 feet)) screen printing market. The NUR Fresco is a high-quality digital production press, bringing a combination of speed and productivity to the wide format market. The Fresco printer is based on our drop-on-demand digital printing technology.

         The ink we sell to our customers for use with our Blueboard printers is resistant to water and ultraviolet rays and is well suited for indoor and outdoor use. The substrates we sell to our customers are also suitable for indoor and outdoor use and are made of vinyl, PVC, paper, and mesh.

OUR CUSTOMERS

         We sell our printers and related products primarily to commercial printers, design and service firms, screen printers, outdoor media companies, and trade shops. Our customers use our products to print large images such as billboards, posters, banners, and point of purchase displays for advertising, as well as decorations and backdrops for showrooms, museums, and exhibits.

OUR STRATEGY

         Our strategy is to:

     - strengthen our position as a world leader in the super wide format printing market by supplying the most productive and cost-effective super wide format digital printers;

     - introduce large format digital ink jet printers to replace a significant portion of the current large format screen printers process;

     - be our customers' vendor of choice for all of their ink and substrate needs;

     - enable our customers to develop new ways to profit from our printing systems; and

     - provide our customers with highly responsive and capable support, service and supplies.


         Where you can obtain additional information:

              MAILING ADDRESS                         EXECUTIVE OFFICE
               P.O. Box 8440                        5 David Navon Street
          Moshav Magshimim 56910                   Moshav Magshimim 56910
                  Israel                                   Israel


           Phone: 972-3-908-7676                Website: HTTP://WWW.NUR.COM

The information on our web site is not intended to be a part of this reoffer prospectus.

                                  RISK FACTORS

         In this section we highlight some of the risks associated with our business and operations. Investing in our shares is very risky. You should be able to bear a complete loss of your investment. To understand the level of risk, you should carefully consider the following risk factors, as well as the other information found in this reoffer prospectus, when evaluating an investment in the ordinary shares.

WE NEED ADDITIONAL FINANCING. We believe that our revenues from operations together with our capital resources and credit
                              facilities will be sufficient to fund our current
                              activities at their present rate without our
                              planned expansion through December 2000. If we
                              want to proceed with the planned expansion of our
     WE NEED TO RAISE MORE    operations, we will require additional funds, to
     MONEY TO  SUCCESSFULLY   be raised through public or private financing of
     RUN OUR BUSINESS.        debt or equity, to ensure our ability to maintain
                              our operations after July 2000. If we are unable to raise such funds, we will have to reduce or eliminate certain planned expenditures for research and development, production, or marketing of our products, any one of which could have a negative impact on our financial results. In this regard, how much money we will need depends on numerous factors, including the success of our marketing and customer service efforts, our research and development activities, and the demand for our products and services. We cannot guarantee that additional financing will be available or that, if available, it will be obtained on terms we find favorable. We currently have no commitments for additional financing.

WE DEPEND ON A FEW KEY        We are highly dependent upon the sale of our
PRODUCTS IN A  BUSINESS       principal products, the NUR Blueboard printers and
SUBJECT TO RAPID              the NUR Fresco printer. Rapid changes in
TECHNOLOGICAL CHANGE.         technology, customer preferences and evolving
                              industry standards increasingly characterize the
                              market for our printers. As a result of these
                              factors, our growth and future financial
                              performance will depend upon our ability to
                              develop and market new products and keep pace with
                              the latest technological advances in the industry.
                              We must also improve our existing products to
                              accommodate technological advances and customer
                              preferences. During 1998 and the first nine months
                              of 1999, we invested approximately $5.03 million
                              and $3.7 respectively, in research and development
                              projects of which, in 1998, $1.95 million was
                              related to the acquisition of technology that
                              caused a one-time write-off assigned to research
     OUR SUCCESS DEPENDS ON   and  development.  Our business could seriously
     THE RESEARCH AND         suffer if we fail to anticipate or respond
     DEVELOPMENT OF NEW       adequately to changes in technology and customer
     PRODUCTS.                preferences,  or if our products are delayed in
                              their development or introduction. Other events beyond our control could also hurt our business. For example, one of our competitors could develop and market a printer that customers prefer over our printers.
                              We cannot make assurances that we will
                              successfully develop any new products. Finally, we cannot predict how the introduction of new products by our competitors will affect sales of our existing products.

     OUR NEW PRODUCT, THE     The NUR Fresco was introduced in February 1999
     NUR FRESCO, IS STILL IN  and is still in beta testing. Much of our
     BETA  TESTING.           success may depend upon our ability to complete
                              testing and introduce the product to our intended market.

OVER THE NEXT THREE YEARS WE  In September 1998 we acquired all rights to a
WILL MAKE SIGNIFICANT ROYALTY certain drop-on-demand inkjet technology suitable
PAYMENTS.                     for large  format  digital  printers.  Until
                              September 2001 we must pay royalty payments to the seller of up to $1.3 million. If we do not make certain minimum royalty payments, the seller of the technology will have the option to buy-back the technology.

OUR SUCCESS DEPENDS ON OUR    We currently purchase all of the ink and ink-jets
SUPPLIERS AND                 used in our NUR Blueboard printers from one
SUBCONTRACTORS.               supplier, Imaje, a French manufacturer of
                              ink- related products, and purchase all of our
                              ink-jet printheads used in the NUR Fresco from
                              another supplier. We have been able to obtain
                              adequate supplies of ink and ink-jets in the past,
                              although Imaje has occasionally delivered the
                              supplies late. If these sole suppliers experience
     IMAJE IS OUR ONLY        any problem that results in production delays, our
     SUPPLIER OF INK AND      sales to new customers and existing customers that
     INK-JETS FOR THE NUR     rely on our ink and/or ink-jet components to
     BLUEBOARD PRINTERS.      operate their printers could be hurt. Because the
                              success of our business depends on the sale of our printers, such a supply problem could have a severe effect on our financial results. Also, if Imaje reduces or changes the credit or payment terms it extends to us, our business could be hurt.

     WE RELY ON A LIMITED     We employ a limited number of unaffiliated
     NUMBER OF                subcontractors to manufacture components for our
     SUBCONTRACTORS.          printers. The assembly of our NUR Blueboard
                              printers is currently conducted by a 50% owned subsidiary. Our subcontractors have, in the past, been late in delivering components. We have, however, been able to obtain adequate supplies of the components and raw materials necessary to produce our printers and we have not had any serious problems with our subcontractors. Because we rely on subcontractors, we cannot be sure that we will be able to maintain an adequate supply of components. Moreover, we cannot be sure that any of the components we purchase will satisfy our quality standards and be delivered on time. Our business could suffer if we fail to maintain our relationships with our subcontractors or fail to develop alternative sources for our printer components. Also, as our business grows, we will need to purchase greater quantities of components on a timely basis, and any delay in supply could hurt our sales. We cannot guarantee that we will develop alternative sources of production for our products.

 OUR BUSINESS IS EXTREMELY    The printing equipment industry is extremely
 COMPETITIVE.                 competitive and many of our competitors have
                              greater management,financial, technical,
                              manufacturing, marketing,sales, distribution, and
                              other resources than we do. Our ability to compete
                              depends on factors both within and outside of our
                              control, including the performance and acceptance
     WE HAVE NUMEROUS         of our current printers and any products we
     COMPETITORS IN THE       develop in the future. We compete against several
     MARKET FOR OUR PRINTERS. companies that market digital printing systems based on electrostatic, drop-on-demand inkjet, airbrush, and other technologies. We also face competition from existing conventional wide-format and super-wide format printing methods, including hand painting, screen printing, and offset printing. Our competitors could develop new products, with existing or new technology, that could be competitive in price and performance with our printers. We can offer no assurance that we can compete effectively with any such products.

     WE ALSO FACE             We also compete with independent manufacturers in
     COMPETITION IN THE       the market for printer supplies, in particular,
     MARKET FOR PRINTING      the inks we supply. In 1998 and during the first
     SUPPLIES.                nine months of 1999, ink sales accounted for 23.6%
                              and 23.25% of our total sales, respectively. We cannot guarantee that we will be able to remain the exclusive or even principal ink manufacturer for our printers. We recently entered the substrate business, which is also highly competitive and characterized by a large number of suppliers worldwide. We are developing substrates through subcontractors that have a high added-value when used with our printers. We believe we are well positioned, both in our E technical knowledge and in the minds of our customers, to succeed in selling high value-added substrates to our customers. We can not assure you that we will be able to compete effectively or achieve significant revenues in the substrate business.

WE DEPEND ON OUR KEY          Our success depends to a significant extent upon
EMPLOYEES.                    the contributions of key personnel and our senior
                              executives. Our business could seriously suffer if one or more of our key personnel or senior executives were to leave our company. In addition, we do not have, and do not contemplate getting,

                              "key-man" life insurance for any of our key employees. Our future success will also depend in part on our continuing ability to retain our key personnel and senior executives and to attract other highly qualified employees. We cannot assure our continued success in attracting or retaining highly qualified personnel.

WE RELY ON TRADE SECRETS,     We rely on a combination of trade secrets,
PATENTS AND PROPRIETARY       licenses, patents, and non-disclosure and
RIGHTS.                       confidentiality agreements to establish and
                              protect our proprietary rights in our products. We cannot guarantee that our existing patents or any future patents will not be challenged, invalidated, or circumvented, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We cannot be sure that we will receive further patent protection in Israel, the United States, or elsewhere, for existing or new products or applications. Even if we do secure further patent protection, we cannot guarantee it will be effective. In some countries, meaningful patent protection is not available. We are not aware of any infringement claims against us involving our proprietary rights. Third parties may assert infringement claims against us in the future, and the cost of responding to such assertions, regardless of their validity, could be significant. In addition, such claims could be found to be valid and result in large judgments against us. Even if such claims are not valid, the cost could be substantial to protect our patent rights.

      IT IS DIFFICULT TO      We believe that our success is less dependent upon
      PROTECT OUR             the legal protection afforded by patent and other
      PROPRIETARY RIGHTS.     proprietary rights than on the knowledge, ability,
                              experience, and technological expertise of our employees and our key suppliers. Our policy is to have employees sign confidentiality agreements, to have selected parties, including key suppliers, sub-contractors, and distributors, sign non-competition agreements, and to have third parties that we deal with sign non-disclosure agreements. Although we take precautionary measures to protect our trade secrets, we cannot guarantee that others will not acquire equivalent trade secrets or steal our exclusive technology.
                              Moreover, we may not be able to meaningfully protect our rights that are not protected by patents.

WE RELY ON INTERNATIONAL      Our printers and supplies are sold worldwide, with
SALES.                        revenues generated in various currencies. There
                              are a number of risks inherent in international business activities, including unexpected changes in regulatory requirements, political instability, tariffs and other trade barriers, as well as the burdens of complying with different foreign laws.
                              To date, fortunately, these risks have not materially affected our business or financial situation. We cannot predict, however, when exchange or price controls or other restrictions on the conversion of foreign currencies could impact our business.

      CURRENCY FLUCTUATIONS   Because we have revenues and expenses in various
      ARE A RISK WE FACE ON   currencies, including the U.S. dollar, the NIS,
      A DAILY BASIS.          and certain European currencies, our financial
                              results are subject to the effects of fluctuations of foreign currency exchange rates. In the future, currency fluctuations could hurt our profitability. We do not hedge against fluctuations in currency exchange rates, but we may do so in the future.

ENVIRONMENTAL CONCERNS.       We mix the ink used in our NUR Blueboard printers
                              with a methyl ethyl-ketone solvent. Methyl ethyl-ketone solvent is a hazardous substance and is subject to various government regulations relating to its transfer, handling, packaging, use, and disposal. We store the ink at warehouses in Europe, the United States and Israel, and a shipping company ships it at our direction. We face potential responsibility for problems that may arise when we ship the ink to customers. We believe that we are in material compliance with all applicable environmental laws and regulations.
                              If we fail to comply with these laws or an accident involving our ink waste or methyl ethyl-ketone solvent occurs then our business and financial results could be adversely affected.

WE RELY ON GOVERNMENT GRANTS, We have been favorably affected by certain Israeli
TAX BENEFITS, AND OTHER       and Belgian Government programs and tax
FUNDING FROM THIRD PARTIES.   legislation principally related to research and
                              development and sales and marketing grants and capital investment incentives. Our operations could be adversely affected if these programs or tax benefits are reduced or eliminated and not replaced with equivalent programs or benefits, or if our ability to participate in these programs were significantly reduced. We cannot assure you that such programs and tax legislation will continue in the future or that the available benefits will not be reduced or that we will continue to meet the conditions to benefit from such programs and legislation.

      WE RECEIVE TAX BENEFITS Pursuant to the Law of Encouragement of Capital
      FROM THE ISRAELI        Investments, the Israeli government has granted
      GOVERNMENT.             "Approved Enterprise" status to some of our
                              production facilities. Consequently, these facilities are eligible for certain tax benefits for the first several years in which they generate taxable income. If we fail to obtain additional grants, or if our tax benefits are significantly reduced, our financial condition could suffer.

      WE MUST COMPLY WITH     To receive grants and tax benefits, we must comply
      CONDITIONS TO RECEIVE   with a number of conditions. If we fail to comply
      GRANTS AND TAX          with these conditions, the grants and tax benefits
      BENEFITS.               that we receive could be partially or fully
                              canceled and we would be forced to refund the amount of the canceled benefits received, adjusted for inflation and interest. We believe that we have operated and will continue to operate in compliance with the required conditions, although we cannot be sure. We further believe that the likelihood is remote that we will be required to refund grants or tax benefits that we receive from the Israeli government, the Marketing Fund, and under our "Approved Enterprise" status.

WE HAVE EXPERIENCED FINANCIAL In the past we experienced financial difficulties.
DIFFICULTIES IN THE PAST.     As of December 31, 1996, we have written off $3.8
                              million due to outstanding debts owed to us by Moshe Nur, our previous chairman of our board of directors and former major shareholder, and companies controlled by Mr. Nur. These companies are now in various insolvency proceedings. The written off debts resulted, in part, from ineffective controls, which failed to prevent unauthorized transactions and the misappropriation of funds. These difficulties resulted in losses of $10.1 million in the year ended December 31, 1996, and reduced our shareholders' equity to approximately $1.8 million at such date. In April
                              1997, Moshe Nur transferred control of the Company and subsequently resigned from our board of directors. We have reached a settlement agreement resolving all outstanding material claims related to the insolvency proceedings of Moshe Nur and his companies. Despite this settlement, in the future we may be exposed to claims arising from Moshe
                              Nur's actions. Liabilities arising from any such claims and the cost to defend our company may be substantial.

WE HAVE CHANGED OUR           In April 1997, when Moshe Nur transferred control
LEADERSHIP AND HAVE LIMITED   of Nur Macroprinters, we replaced most of the
MANAGEMENT RESOURCES TO       members of our board of directors. We also made
MANAGE FUTURE GROWTH.         several management changes at such time and
                              changed our Chief Financial Officer. Our recent growth has placed, and will continue to place, a significant strain on our management team, facilities, and other resources. In order to support our growth, our new leadership adopted financial controls and reporting systems and expanded our management, facilities, financial, and other resources. To avoid any negative effects on our business, we must successfully implement financial controls, expand our manufacturing, sales, marketing, and service organizations, and update our accounting, operational, and management information systems.
                              Failure to do so effectively could have a material adverse effect on our business and financial results.

OUR OPERATING RESULTS TEND TO Our revenues may vary significantly from quarter
FLUCTUATE.                    to quarter as a result of, among other factors,
                              the timing of new product announcements and releases by our competitors and us. We do not typically have a material backlog of orders at the beginning of each quarter. We generally ship and record a significant portion of our revenues for orders placed within the same quarter, primarily in the last month of the quarter. We may not learn of shortfalls in sales until late in, or shortly after the end of, such fiscal period. As a result, our quarterly earnings may be subject to significant variations.

     WE HAVE AN UNEVEN        We have an uneven history of financial results. We
     HISTORY OF FINANCIAL     incurred an operating loss of approximately $0.32
     RESULTS.                 million in 1991 and $0.22 million in 1992. In 1993
                              we made an operating profit for the first time, earning approximately $0.04 million, which increased to approximately $0.92 million in 1994, and to $1.49 million in 1995. In 1996 we incurred an operating loss of $9.2 million. In 1997 we achieved an operating income of $0.91 million, in 1998 had an operating income of $2.38 million and during the first nine months of 1999 had an operating income of $5.84 million. We cannot assure profitability in the future.

IMPORTANT FACILITIES AND      Our most important facilities and operations and
OPERATIONS ARE LOCATED IN     many of our subcontractors are located entirely in
ISRAEL.                       the State of Israel. Political and military
                              conditions in Israel directly affect operations.
                              Since Israel was established in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and certain Arab countries. Although Israel has entered into agreements with some of these countries, the Palestine Liberation Organization and the
                              Palestinian Authority, and the feuding parties have signed various declarations in hopes of resolving some of the hostilities, we cannot predict the future of the volatile Middle East and of Israel in particular. To date, Israel has not entered into a peace treaty with Lebanon or Syria, with whom Israel shares its northern borders, or with certain other Arab countries with whom a state of hostility exists. Any major hostilities involving Israel, the Palestinian Authority, or Arab countries in the Middle East could have a serious negative impact on our business operations.

     SOME OF OUR OFFICERS     Furthermore, all nonexempt male adult citizens of
     AND EMPLOYEES ARE ON     Israel, including some of our officers and
     MILITARY RESERVE.        employees, are obligated to perform military
                              reserve duty and are subject to being called for active duty under emergency circumstances. While we have operated effectively under these conditions in the past, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur.

WE ARE SENSITIVE TO ECONOMIC  Inflation in Israel and devaluation of the NIS
CONDITIONS IN ISRAEL.         have an impact on our financial results. Although
                              Israel has substantially reduced the rates of inflation and devaluation in recent years, they are still relatively high and we could experience losses due to inflation or devaluation. If inflation rates in Israel increase again and hurt
                              Israel's economy as a whole, our operations and financial condition could be negatively impacted.

     WE DO NOT KNOW THE       Israeli law limits foreign currency
     IMPACT OF RECENT POLICY  transactions and transactions between Israeli and
     CHANGES ON FOREIGN       non-Israeli residents. The Controller of Foreign
     CURRENCY TRANSACTIONS.   Exchange at the Bank of Israel, through "general"
                              and "special" permits, may regulate or waive these limitations. Until recently, transactions in foreign currency were strictly regulated. In May
                              1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new "general permit" pursuant to which foreign currency transactions are generally permitted, although certain restrictions still apply. Restricted transactions include foreign currency transactions by institutional investors, including futures contracts by foreign residents for periods of more than one month, and investments outside of Israel by pension funds and insurers. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel. We cannot currently assess what impact, if any, this liberalization will have on us. We also cannot predict its impact on the value of the NIS compared to the dollar and the corresponding effect on our financial statements.

SERVICE OF PROCESS AND        We are organized under the laws of Israel and our
ENFORCEMENT OF JUDGMENTS.     headquarters are in Israel. Certain of our
                              officers and directors reside outside of the United States. Therefore, you may not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You may not be able to enforce civil actions under U.S. securities laws if you file a lawsuit in Israel. However, we have been advised by our

                              Israeli counsel that subject to certain
                              limitations, Israeli courts may enforce a final judgment of an U.S. court for liquidated amounts in civil matters after a hearing in Israel. If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

WE ARE PREPARING FOR THE      Many computer systems and software products will
YEAR 2000.                    not function properly commencing in the year 2000
                              due to a once-common programming standard that represents years using only the last two-digits.
                              This is known as the Year 2000 problem. We have finalized the process of upgrading our computers to avoid any material complications due to the Year 2000 problem. As part of this program, we identified those systems and applications that require modification, redevelopment or replacement. We believe that we are Year 2000 compliant with respect to our internal systems and our current products. Providing upgrades and changes to our older products could cost up to $15,000 in the aggregate. If we do not attain compliance for our products in time to avoid complications, we have a contingency plan in place that we believe will protect our customers. We do not believe that the failure of our vendors or other third-party providers' systems to be Year
                              2000 compliant will have a materially negative impact on our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This reoffer prospectus, and the other reports we have filed from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this reoffer prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this reoffer prospectus, the materials referred to in this reoffer prospectus, the materials incorporated by reference into this reoffer prospectus, and our press releases.

         We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

         We are under no duty to update any of the forward-looking statements after the date of this reoffer prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of ordinary shares by the selling security holders.

                            SELLING SECURITY HOLDERS

         Our ordinary shares to which this reoffer prospectus relates are being registered for reoffers and resales by the selling security holders, who acquired or will acquire the ordinary shares pursuant to our stock option plans.

         The selling security holders may resell all, a portion or none of such ordinary shares from time to time. The table below sets forth with respect to each selling security holder, based upon information available to us as of December 6, 1999, the number of ordinary shares beneficially owned, the number of ordinary shares registered by this reoffer prospectus and the number and percent of outstanding ordinary shares that will be owned after the sale of the registered ordinary shares assuming the sale of all of the registered ordinary shares. The persons listed in the table are our employees or directors or independent contractors who provide services to us.



                                              SHARES BENEFICIALLY                                 SHARES BENEFICIALLY
                                                 OWNED BEFORE                                          OWNED AFTER
                                             THE OFFERING (1) (2)                                  THE OFFERING(1) (3)
                                      --------------------------------                           -----------------------
                                      SHARES                   PERCENT      SHARES OFFERED       SHARES         PERCENT
                                     -------                  --------      --------------       ------         --------
Purjes, Dan (4)                      4,509,263(5)               36.6%          270,000       4,239,263           32.7%
Shachar, Erez(6)                       326,668                    2.7          365,000          50,000             *
Ben-Porat, Yoram(7)                    253,108                    2.2           37,000         228,442             *
Sarig, Ehud (8)                        133,039                    1.1            8,039         125,000             *
Weisman, Scott(9)                      131,169                    1.1           50,000          81,169             *
Hussey, Robert(10)                      90,000                    *             20,000          70,000             *
Noy, Amir(11)                           65,000                    *             85,000          10,000             *
Kremer, Hilel(12)                       41,666                    *            100,000               0             *
Israeli, Eyal(13)                       33,334                    *             35,000          10,000             *
Padan, Eitan (8)                        25,000                    *             25,000               0             *
Berenson, Robert(10)                    20,000                    *             20,000               0             *
Ferber, Roni (14)                       19,000                    *             19,000               0             *
Wilimovski, Yoram                       19,667(15)                *             13,000(16)       6,667(17)         *
Weinrab, Efi (8)                        16,000                    *              6,000          10,000             *
Agam, Mony (8)                          14,000                    *             14,000               0             *
Chaufon, Hugo (10)                       8,333                    *              8,333               0             *
Ronen, Itzik (8)                         5,500                    *              1,500           4,000             *

----------------------------
*             Less than 1%

(1) As used in this table, "beneficial ownership" means the sole or shared voting and investment power of ordinary shares. Unless otherwise indicated, each selling security holder listed below has sole voting and investment power with respect to the ordinary shares indicated as beneficially owned thereby. A person is deemed to have "beneficial ownership" of any ordinary shares that such person has a right to acquire within sixty days of the date of this reoffer prospectus. In accordance with Rule 13d-3 of the Exchange Act, any ordinary shares that any selling security holder has the right to acquire within sixty days of the date of this reoffer prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of such selling security holder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling security holder.

(2) These ordinary shares include up to an aggregate of 901,503 ordinary shares which may be acquired by the selling security holders within sixty days of the date of this reoffer prospectus upon the exercise of options granted under our stock option plans and up to an aggregate of 418,199 ordinary shares which may be acquired by the selling security holders within sixty days of the date of this reoffer prospectus upon the exercise of warrants granted by us.

(3) With respect to the selling security holders, it has been assumed that all ordinary shares so offered will be sold. These ordinary shares include up to an aggregate of 418,199 ordinary shares which may be acquired by the selling security holders within sixty days of the date of this reoffer prospectus upon the exercise of warrants granted by us.

(4)      Dan Purjes is the chairman of our board of directors.

(5) Dan Purjes has sole voting and investment power with respect to 3,984,899 of these ordinary shares and shared voting and investment power with various individuals and entities with respect 524,364 of these ordinary shares.

(6) Erez Shachar is our president, chief executive officer and one of our directors.

(7) Yoram Ben-Porat is one of our directors, the president and a director of Nur Media Solutions S.A., a subsidiary of ours, previously named Nur International S.A., and was the president and a director of Nur Advanced Technologies (Europe) S.A., a subsidiary of ours, until 1998.

(8)      One of our employees.

(9)      Scott Weisman is a former director of ours.

(10)     One of our directors.

(11) Amir Noy is the managing director of Nur Asia Pacific Ltd., a subsidiary of ours, and was our vice president of marketing until March, 1999.

(12)     Hilel Kremer is our chief financial officer and secretary.

(13)     Eyal Israeli is our vice president of operations.

(14)     Roni Ferber is a former director of ours.

(15) Yoram Wilimovski holds 14,667 of these ordinary shares as trustee for Ronen Wolfgor, one of our employees, and holds 5,000 of these ordinary shares as trustee for Vardi Gavriel, one of our employees.

(16) Yoram Wilimovski is offering 8,000 of these ordinary shares as trustee for Ronen Wolfgor, and is offering 5,000 of these ordinary shares as trustee for Vardi Gavriel.

(17) After this offering, Yoram Wilimovski will hold these ordinary shares as trustee for Ronen Wolfgor.

         The information provided in the table above with respect to the selling security holders has been obtained from such selling security holders.

         Except as otherwise disclosed above or in documents incorporated herein by reference, the selling security holders have not within the past three years had any position, office or other material relationship with our company. Because the selling security holders may sell all or some portion of the ordinary shares beneficially owned by them, only an estimate (assuming the selling security holders sells all of the shares offered hereby) can be given as to the number of ordinary shares that will be beneficially owned by the selling security holders after this offering. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the ordinary shares beneficially owned by them, all or a portion of the ordinary shares beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

         This reoffer prospectus covers the sale of ordinary shares by the selling security holders. As used herein, "selling security holders" include donees, pledgees, transferees or other successors in interest selling shares received from a selling security holder after the date of this reoffer prospectus as a gift, pledge, partnership distribution or other non-sale related transfer. Any distribution of any such securities by the selling security holders in interest may be effected from time to time in one or more of the following transactions:

         - to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may change from time to time);

         - through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market or on such other market or exchange on which the securities are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

         - directly or through brokers or agents in private sales at negotiated prices;

         - through put or call options transactions relating to the ordinary shares, or through short sales of ordinary shares at market prices prevailing at the time of sale or at negotiated prices; or

         -        by any other legally available means.

         We will not receive any proceeds from the sale of the ordinary shares. The aggregate proceeds to the selling security holders from the securities offered hereby will be the offering price less applicable commissions or discounts, if any. We do not know if the selling security holders will sell any of the securities offered hereby.

         The selling security holders and such underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The selling security holders will be subject to the reoffer prospectus delivery requirements because the selling security holders may be deemed to be "underwriters" within meaning of Section 2(a)(11) of the Securities Act. Sales effected through agents, brokers or dealers will ordinarily involve payment of customary brokerage commissions although some brokers or dealers may purchase such securities as agents for others or as principals for their own account (compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders will pay any sales commissions or similar selling expenses applicable to the sale of ordinary shares. A portion of any proceeds of sales and discounts, commissions or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

         Selling security holders also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

         Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the ordinary shares for a period of five business days prior to the commencement of such distribution. In addition, each selling security holder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the ordinary shares.

         At the time a particular offering of securities is made, to the extent required, a reoffer prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. In addition, we will file a supplement to this reoffer prospectus upon a selling security holder notifying us that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares.

         In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

         We have agreed that we will bear all costs, expenses and fees in connection with the registration or qualification of the ordinary shares under federal and state securities laws. We and each selling security holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the securities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the ordinary shares offered hereby will be passed upon for Nur Macroprinters by Shimonov Barnea & Co.

                                     EXPERTS

         The consolidated financial statements of us and our subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 in this reoffer prospectus from our Annual Report on Form 20-F have been so incorporated by reference in reliance on the report of Kost Forer & Gabbay (a member of Ernst & Young International), independent accountants, and Willy Knyrim, independent accountant, which reports are incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

          SEC POSITION ON INDEMNIFICATION FOR SECURITES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

================================================================================
         No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.

                                    1,076,872

                             NUR MACROPRINTERS LTD.

                                 ORDINARY SHARES

                                 ---------------

                               REOFFER PROSPECTUS

                                 ---------------











                                December 10, 1999

================================================================================

                                     PART II

ITEM 3.           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Nur Macroprinters Ltd. ("Nur Macroprinters") with the Securities and Exchange Commission (the "Commission") are incorporated by reference to this Registration Statement:

         (a) Nur Macroprinters' Annual Report on Form 20-F for the fiscal year ended December 31, 1998 as filed with the Commission on May 4, 1999;

         (b) Nur Macroprinters' Current Reports on Form 6-K filed with the Commission on January 27, 1999, February 26, 1999, March 2, 1999, April 27, 1999, May 13, 1999, August 12, 1999, and
                  November 5, 1999 (as amended on November 15, 1999); and

         (c) The description of Nur Macroprinters' ordinary shares contained in the registration statements under the Exchange Act on Form 8-A as filed with the Commission on July 25, 1995 and September 15, 1995, and including any subsequent amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by Nur Macroprinters pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES

         Inapplicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

         Inapplicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Nur Macroprinters's Articles of Association, Nur Macroprinters may indemnify its Office Holders, as defined in the Israeli Companies Ordinance (New Version), 1983 (the "Israeli Companies Ordinance") for
(a) any monetary obligation imposed upon them for the benefit of a third party by a judgment, including a settlement approved by Nur Macroprinters or an arbitration decision certified by court, as a result of an act or omission of such person in his capacity as an Office Holder and (b) reasonable litigation expenses, including legal fees, incurred by such Office Holder or which he is obligated to pay, in proceedings brought against him by or on behalf of Nur Macroprinters or by others, or in connection with criminal proceedings in which he was acquitted, in each case relating to acts or omissions of such person in his capacity of Office Holder of Nur Macroprinters. The Israeli Companies Ordinance defines "Office Holder" to include directors, managing director, general manager, chief executive officer, executive vice president, vice president, other manager directly subordinate to the managing director and any person assuming the responsibilities of the foregoing positions without regard to such person's title.

         In addition, pursuant to the Israeli Companies Ordinance, indemnification of, and procurement of insurance coverage for, an Office Holder of Nur Macroprinters is permitted if it is permitted by Nur Macroprinters's Articles of Association and if it is approved by Nur Macroprinters's Audit Committee and Board of Directors. Nur Macroprinters's Articles of Association permit such indemnification and procurement of insurance coverage. In certain circumstances, the Israeli Companies Ordinance also requires approval of such indemnification and insurance by Nur Macroprinters's shareholders. The approval of indemnification agreements and procurement of insurance for all of Nur Macroprinters's directors will require shareholder approval. In addition, the approval of indemnification and procurement of insurance for certain directors who may be deemed to hold 25% or more of the share capital of Nur Macroprinters requires the consent of disinterested shareholders subject and pursuant to the Israeli Companies Ordinance.

         Nur Macroprinters has purchased directors' and officers' liability insurance policy insuring its Office Holders with respect to those matters permitted by the Israeli Companies Ordinance.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

         The securities that are to be reoffered or resold pursuant to this registration statement were issued to employees of Nur Macroprinters pursuant to employee benefit plans maintained by Nur Macroprinters in transactions that were exempt from registration under the Securities Act pursuant to Section 4(2) thereto and/or Rule 701 thereunder.

ITEM 8.           EXHIBITS

EXHIBIT
NUMBER                NAME
-------               ----
4.1               Specimen Certificate for ordinary shares.(1)

4.2               1995 Flexible Stock Incentive Plan.(1)

4.3               Amendment to Flexible Stock Incentive Plan.(2)

4.4               1997 Stock Option Plan.(3)

4.5               1998 Non-Employee Director Share Option Plan.(4)

5.1               Opinion of Shimonov Barnea & Co.

23.1              Consent of Kost Forer & Gabbay

23.2              Consent of Willy Knyrim

23.3              Consent of Shimonov Barnea & Co. (included in Exhibit 5.1)

24.1              Power of Attorney (included in signature page).

----------------------
1/ Previously filed with the Commission on July 25, 1995 as part of Nur Macroprinters' Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.

2/ Previously filed with the Commission on February 23, 1999 as part of Nur Macroprinters' Amendment No. 1 to Form F-1 on Form F-1/A (File No. 333-66103) and incorporated by reference herein.

3/ Previously filed with the Commission on May 4, 1999 as part of Nur Macroprinters' Annual Report on Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.

4/ Previously filed with the Commission on November 13, 1998 as part of Nur Macroprinters' Report Form 6-K and incorporated by reference herein.

ITEM 9.           UNDERTAKINGS

         (a)      The undersigned Nur Macroprinters hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any reoffer prospectus required by
Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the reoffer prospectus any facts
or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of reoffer prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or provided to the Commission by Nur Macroprinters pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Nur Macroprinters hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Nur Macroprinters's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Nur Macroprinters pursuant to the foregoing provisions, or otherwise, Nur Macroprinters has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Nur Macroprinters of expenses incurred or paid by a director, officer or controlling person of Nur Macroprinters in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nur Macroprinters will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Nur Macroprinters certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The State of Israel, on November 18, 1999.

                                     NUR MACROPRINTERS LTD.

                                     By: /s/ Erez Shachar
                                         ---------------------------------------
                                         Erez Shachar
                                         President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Erez Shachar his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto,(ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, (iii) act on, sign and file with the Securities and Exchange Commission any exhibits to such registration statement or pre-effective or post-effective amendments, (iv) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection there with, (v) act on and file any supplement to any reoffer prospectus included in this registration statement or any such amendment and (vi) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done (including any reoffer prospectus included in this registration statement), as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                          TITLE OF CAPACITIES                        DATE
      ---------                          -------------------                        ----
/s/ Dan Purjes                    Chairman of the Board of Directors          November 18, 1999
----------------------
Dan Purjes

/s/ Erez Shachar                  President and Chief Executive Officer       November 18, 1999
----------------------             and Director
Erez Shachar

/s/ Hilel Kremer                  Chief Financial Officer and Secretary       November 18, 1999
----------------------
Hilel Kremer

/s/ Yoram Ben-Porat                            Director                       November 18, 1998
----------------------
Yoram Ben-Porat

/s/ Robert L. Berenson                         Director                       November 18, 1999
----------------------
Robert L. Berenson

/s/ Robert F. Hussey                           Director                       November 18, 1999
----------------------
Robert F. Hussey

/s/ Hugo Chaufon                               Director                       November 18, 1999
----------------------
Hugo Chaufon

                                  EXHIBIT INDEX

      EXHIBIT
       NUMBER     NAME
      -------     ----
         4.1      Specimen Certificate for ordinary shares.(1)

         4.6      1995 Flexible Stock Incentive Plan.(1)

         4.7      Amendment to Flexible Stock Incentive Plan.(2)

         4.8      1997 Stock Option Plan.(3)

         4.9      1998 Non-Employee Director Share Option Plan.(4)

         5.1      Opinion of Shimonov Barnea & Co.

         23.1     Consent of Kost Forer & Gabbay.

         23.2     Consent of Willy Knyrim.

         23.3     Consent of Shimonov Barnea & Co. (included in Exhibit 5.1).

         24.1     Power of Attorney (included in signature page).

---------------------
1/ Previously filed with the Commission on July 25, 1995 as part of Nur Macroprinters' Registration Statement (File No. 33-93160) on Form F-1 and incorporated by reference herein.

2/ Previously filed with the Commission on February 23, 1999 as part of Nur Macroprinters' Amendment No. 1 to Form F-1 on Form F-1/A (File No. 333-66103) and incorporated by reference herein.

3/ Previously filed with the Commission on May 4, 1999 as part of Nur Macroprinters' Annual Report on Form 20-F for the year ended December 31, 1997 and incorporated by reference herein.

4/ Previously filed with the Commission on November 13, 1998 as part of Nur Macroprinters' Report Form 6-K and incorporated by reference herein.